Exhibit 10.1

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), entered into as of December 8, 2022 (the “Grant Date”), sets forth the terms and conditions of an award (this “Award”) of restricted stock units (“Units”) granted by Enviro Technologies U.S., Inc., a Florida corporation (the “Company”), to Jimmy Galla (the “Recipient”).

1. Definition and Incorporation of Certain Terms. This Award is made pursuant to the Employment Agreement entered into by and among the Company and the Recipient on November 15, 2022 (the “Employment Agreement”) in exchange of the Restricted Stock Award issued under the Agreement (the “RSA”). Upon execution of this Award the RSA shall be cancelled. The terms of the Employment Agreement are otherwise incorporated in this Agreement. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Employment Agreement. The Recipient hereby acknowledges receipt of the Employment Agreement.

2. Award. Effective as of the date of this Agreement, the Recipient was granted 2,500,000 Units.

3. Vesting/Forfeiture. The Units shall vest, and the shares of the Company’s Common Stock payable upon vesting of the Units shall be delivered to the Recipient, as described on Exhibit A.

4. Rights. The Recipient will receive no benefit or adjustment to the Units with respect to any cash dividend, or other distributions except as provided for in the Employment Agreement or herein. Further, the Recipient will have no voting rights with respect to the Units until the shares of Common Stock are issued. In the event of any dividend (other than a cash dividend) payable on shares of Common Stock, stock split, reverse stock split, combination or exchange of shares, or other similar event (not addressed in the Employment Agreement) occurring after the grant of an Award, which results in a change in the shares of Common Stock of the Company as a whole, the number of shares issuable in connection with the Award and the purchase price thereof, if any, shall be proportionately adjusted to reflect the occurrence of any such event.

5. Restriction on Transfer. The Recipient shall not sell, transfer, pledge, hypothecate or otherwise dispose of any Units prior to the applicable vesting date.

6. Reservation of Right to Terminate Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the relationship of the Recipient at any time, with or without cause.

7. Tax Withholding. The Recipient acknowledges and agrees that the Company may require the Recipient to pay, or may withhold from sums owed by the Company to the Recipient, any amount necessary to comply with the minimum applicable withholding requirements that the Company deems necessary to comply with any federal, state or local withholding requirements for income and employment tax purposes.

8. No Obligation to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences of this Award to the Recipient and will not be liable to the Recipient for any adverse tax consequences arising in connection with this Award.  The Recipient has been advised to consult with his own personal tax, financial and/or legal advisors regarding the tax consequences of this Award.

9. 409A Compliance. The provisions of this Agreement and the issuance of the shares of Common Stock in respect of the Units is intended to comply with the short-term deferral exception as specified in Treas. Reg. § 1.409A-l(b)(4).

10. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by FedEx or similar receipted delivery, as follows:

The Recipient:	To the Recipient at the address on the signature page of this Agreement

The Company:	Enviro Technologies U.S., Inc.
408 State Hwy 135 N
Kilgore, Texas 75662
Attention: Jimmy “JD” Reedy
Title: Chief Operating Officer
Email: jdreedy@bannermidstream.com

with a copy to:	Michael D. Harris, Esq.
Nason, Yeager, Gerson, Harris & Fumero, P.A.
3001 PGA Boulevard, Suite 305
Palm Beach Gardens, Florida 33410
Email: mharris@nasonyeager.com

or to such other address as either of them, by notice to the other may designate from time to time.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

12. Attorney’s Fees. In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

13. Severability. If any term or condition of this Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement, and such term or condition except to such extent or in such application, shall not be affected hereby and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

14. Entire Agreement. This Agreement represents the entire agreement and understanding between the parties and supersedes all prior negotiations, understandings, representations (if any), and agreements made by and between the parties. Each party specifically acknowledges, represents and warrants that they have not been induced to sign this Agreement.

15. Governing Law; Exclusive Jurisdiction. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations. Any action arising out of or related to this Agreement shall only be brought in the state or federal courts located in Gregg County, Texas. The parties agree not to raise any objection to the venue including whether it is an inconvenient forum in the federal courts.

16. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date aforesaid.

ENVIRO TECHNOLOGIES U.S., INC.

By:	/s/ Jimmy “JD” Reedy
Jimmy “JD” Reedy
Chief Operating Officer

RECIPIENT

/s/ Jimmy Galla
Jimmy Galla

Address:

Exhibit A

Vesting & Delivery

Vesting:

The restricted stock units shall vest in 20 equal quarterly increments on the last day of each calendar quarter beginning with December 31, 2022, subject to continued employment of the Executive on each applicable vesting date or as otherwise provided under the Employment Agreement.

Delivery:

Vested Units shall be paid out in the form of shares of the Company’s Common Stock with delivery of the Common Stock within 10 days following vesting. The delivery date as provided in the preceding sentences is referred to as the “Delivery Date.”

Notwithstanding the foregoing, the Recipient may defer delivery of the shares to a time or times after the Delivery Date by providing the Company a written election setting forth the number(s) of shares and the date(s) and time(s) to which such delivery will be deferred.

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